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                              December 4, 1997



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Petrol Industries, Inc. and, under the date of February 14, 1997, we reported on the consolidated financial statements of Petrol Industries, Inc. as of and for the years ended December 31, 1996 and 1995. On November 12, 1997, our appointment as principal accountants was terminated. We have read Petrol's statements included under Item 4 of its Form 8-K dated November 19, 1997, and we agree with such statements.

Very truly yours,


KPMG Peat Marwick LLP